                                                                EXHIBIT 10.25


                              SEPARATION AGREEMENT

         Separation Agreement made this 11th day of November, 1998 by and between First Industrial Realty Trust, Inc., a Maryland corporation ("FR") and Michael T. Tomasz ("Mr. Tomasz").

                                    RECITALS

A. Mr. Tomasz is the President and Chief Executive Officer of FR and various of its subsidiaries, pursuant to a certain Employment Agreement (the "Employment Agreement") dated December 4, 1996 by and between FR and Mr. Tomasz;

B. Mr. Tomasz is a member of the Board of Directors of FR and various of its subsidiaries; and

C. Mr. Tomasz is desirous of resigning those positions to pursue other interests, and FR is willing to accept such resignations, all on the terms hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter contained, it is agreed by and between the parties hereto as follows:

                                    AGREEMENT

1. Upon this Separation Agreement becoming effective in accordance with Paragraph 10 hereof, Mr. Tomasz will, and does hereby, resign all offices and all directorships from FR and all of its affiliates and subsidiaries including, without limitation, those entities set forth on Exhibit A attached hereto and made a part hereof. Without limitation of the foregoing, Mr. Tomasz hereby resigns as President and Chief Executive Officer of FR.

2. Mr. Tomasz will immediately assign and transfer to any individual(s) or entity(ies) designated by FR, all of his shares and other equity interests in any subsidiary or affiliate of FR (other than his retention of his OP Units in First Industrial, L.P.), including, without limitation, those affiliated or subsidiary entities set forth on Exhibit A. In furtherance of the foregoing, Mr. Tomasz will immediately assign and transfer to Anthony Muscatello all of his shares and other equity interests in FR Development Services, Inc. for a purchase price of $1,000, to be paid in cash by Mr. Muscatello.

3. Mr. Tomasz shall be entitled to the following benefits and payments on account of his separation of employment from FR and its affiliates and subsidiaries, in lieu and in satisfaction and settlement of any and all other benefits, payments and claims he might have under the Employment Agreement or otherwise, on account of or in respect of his employment and his separation of employment:

         a. FR shall continue to pay Mr. Tomasz his current salary at the rate of Three Hundred and Fifty Thousand Dollars ($350,000.00) per annum through December 31, 1998. In addition, Mr. Tomasz will be paid a bonus for 1998 in the amount of Four Hundred and Fifty Thousand Dollars ($450,000.00).

         b. FR will pay to Mr. Tomasz, as a lump sum severance payment, Two Million Three Hundred Twenty Five Thousand Dollars
               ($2,325,000.00).

         c. Notwithstanding the vesting schedule and the exercise time limits otherwise presently applicable thereto, all of Mr. Tomasz's options outstanding under the First Industrial Realty Trust Inc. 1994 and 1997 Stock Incentive Plans (317,000 shares) shall be fully vested, and Mr. Tomasz shall have a period of 36 months from the date of this Separation Agreement (i.e. by the close of business on November 10, 2001) to exercise any such options, failing which exercise such options shall automatically expire.



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         d.    All of Mr. Tomasz's awards outstanding under the First Industrial
               Realty Trust, Inc. Deferred Income Plan ($285,288) shall be fully vested, and Mr. Tomasz shall earn any accretions (estimated to be $57,767) that would otherwise have accrued to his account through December 31, 1998 had he still been employed by FR on that date.

         e. Mr. Tomasz shall relinquish and forego any options to which he might otherwise have been entitled under the First Industrial Realty Trust Consolidation Incentive Plan and, in lieu thereof, FR will award Mr. Tomasz options to purchase 13,700 shares of FR common stock, at a strike price of $30 per share, to be exercised if at all within 36 months of the date hereof (i.e. by the close of business on November 10, 2001).

         f. With respect to all restricted stock owned by Mr. Tomasz pursuant to the First Industrial Realty Trust Inc. 1997 Stock Incentive Plan (31,841 shares, including both shares acquired through grants and through conversion of equity in options granted under the 1994 Stock Incentive Plan): (i) FR waives any and all rights and options it might have now or in the future to reacquire or repurchase those shares and (ii) for purposes of lapse and extinguishment of any and all applicable transfer and other ownership restrictions, Mr. Tomasz shall be deemed to have voluntarily terminated service with FR as of the date hereof.

         g. All monies payable to Mr. Tomasz under Subparagraphs 3(a) [as to bonus only], (b) and (d) hereof shall be paid to him in a lump sum, on (but not before) January 2, 1999, subject to Subparagraph
               (i) below.

         h. FR shall continue for Mr. Tomasz (provided and only to the extent that such items are not available to him by virtue of other employment or positions secured after the date hereof) the "Post-Termination Perquisites and Benefits" (as defined in
               Section 3(b)(i)(z) of the Employment Agreement) for a period of 36 months after the date hereof; provided, however, that the parties acknowledge that the obligation to provide non-exclusive secretarial assistance, office space and accoutrements may be satisfied by the provision of such space and services at a so-called "Executive Center," or other commercial shared office suite facility.

         i. FR shall withhold from all amounts paid to Mr. Tomasz hereunder all federal and state taxes applicable to wages and salaries or compensation payable to employees.

4. Mr. Tomasz agrees that he shall be bound by and conform his future conduct with the provisions of Section 4 (Confidentiality and Loyalty) of the Employment Agreement.

5. Mr. Tomasz agrees that he shall be bound by the provisions of Section 5 (Non-Competition Covenant) of the Employment Agreement for the full term of the restrictive period described therein, being 36 months from the date hereof, with the following sole exception: Mr. Tomasz will not be in violation of the restrictive covenants of said Section 5 on account of his acquisition, for his own and sole account, of any real property or interest therein, using only his own financial resources and credit to consummate such purchase. For purposes of this paragraph, "for his own account" shall include any interest acquired by Mr. Tomasz's immediate family and/or trusts for the benefit of him and his immediate family, but shall preclude the ownership, directly or indirectly, of any equity or participating interest in such property, or in any entity directly or indirectly owning such property or owning an interest in any entity owning such property, by any person or entity whatsoever other than Mr. Tomasz, his immediate family and trusts for their benefit. For purposes hereof, ownership of equity or any participating interest shall include not only any outright ownership of an equity or participating interest, but also any otherwise characterized de facto or synthetic ownership of such interest, whether nominally characterized as participating or convertible debt, a participating leasehold estate or otherwise.

6. The provisions of Section 8 ("Indemnification") of the Employment Agreement shall continue to be binding upon FR and Mr. Tomasz.


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7.       Immediately upon this Separation Agreement becoming effective in accordance with Paragraph 10 hereof, the parties will issue a joint press release in the form of Exhibit B attached hereto and made a part hereof, and will agree to issue no other press release or make any other public communication with respect to Mr. Tomasz's employment or separation from employment; provided, however, that FR shall be entitled to make requisite and appropriate public disclosure of the terms of this Separation Agreement, without Mr. Tomasz's consent or approval, as required under applicable statutes, and the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange and other governmental agencies and bodies having jurisdiction over FR. Additionally, each party hereto agrees to refrain from publicly making any disparaging or other negative statements about the other, it being the intention of this Separation Agreement that neither party be blamed or disparaged or characterized as being culpable with respect to Mr. Tomasz's employment and/or this separation from employment.

8. FR agrees to use its best efforts to consummate the pending deferred exchange real estate transactions between Mr. Tomasz and an affiliate of FR, pursuant to the so-called "FR Exchange" program, and on the terms presently contemplated and approved by the FR Board of Directors.

9. For so long as Mr. Tomasz is required to file statements indicating his ownership pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder by the U.S. Securities and Exchange Commission with respect to the equity securities of FR, Mr. Tomasz shall: (i) promptly (and in any case within 2 days) report to the Chief Financial Officer of FR, any transaction by him in, or other change in his beneficial ownership of, such securities; (ii) timely and properly execute and file any such required statements utilizing forms prepared on his behalf by the Chief Financial Officer of FR; and (iii) neither execute nor file any such forms except as may be prepared on his behalf by the Chief Financial Officer of FR, except to the extent necessary to timely comply with his legal obligations.

10. This Separation Agreement, and all rights and obligations of the parties hereto, shall only become effective upon the approval and acceptance thereof by the Board of Directors of FR on or before 11:59 p.m. Central Standard Time on November 11, 1998. In the event that, for any reason whatsoever, such Board of Directors has not approved and accepted this Separation Agreement on or before that time (and notified Mr. Tomasz of such approval on or before the close of business on November 12, 1998), this Separation Agreement shall be null and void, and neither party shall have any rights or obligations with respect thereto.

11. (a) Mr. Tomasz, and his affiliates and all parties claiming by, through or under him, and their respective heirs, personal representatives, predecessors, successors and assigns (collectively the "Tomasz Releasors"), do hereby fully release, remise, acquit and forever discharge FR, its parent, subsidiaries and affiliates, and its and their past, present and future officers, directors, employees, servants, attorneys, representatives and managers, and all of the heirs, personal representatives, predecessors, successors and assigns of each of the foregoing (collectively, the "FR Releasees") of and from any and all claims, demands, rights, causes or causes of action, manners of action, suits, debts, sums of money, accounts, bills, covenants, undertakings, damages, executions, judgments, costs and expenses, whatsoever, whether known or unknown, matured, unmatured or contingent, potential or direct, at law or in equity, whether arising by statute, common law or otherwise, from the beginning of time to the Effective Date set out in Paragraph 10, that the Tomasz Releasors had, may now have or may have in the future (collectively, the "Tomasz Released Claims") including without limitation any such claims (i) arising out of or relating to the Employment Agreement; (ii) arising out of or relating to Mr. Tomasz's employment with and/or separation from FR and its affiliates and subsidiaries; (iii) arising under or relating to the Employer's policies and procedures, whether formal or informal; the United States or any state constitution; Title VII of the Civil Rights Act of 1964, as amended; the Civil Right Act of 1991; the Illinois Human Right Act; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act; the Americans With Disabilities Act; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment; and/or (iv) arising out of or relating to any other thing or matter whatsoever; provided, however, that, notwithstanding the foregoing, it is agreed and understood that nothing contained in this subparagraph (a) shall release any of the FR Releasees from, and the Tomasz Released Claims do not include, (x) any claim, undertaking, duty, obligation or liability under this Separation Agreement including,



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

         without limitation Paragraph 6 hereof, and/or (y) any claim, undertaking, duty, obligation or liability under any documents executed and delivered under or in connection with the Separation Agreement.

         (b) FR, on behalf of itself and its affiliates and subsidiaries, all parties claiming by, through or under any of the foregoing, and any and all of their respective heirs, personal representatives, predecessors, successors and assigns (collectively, the FR Releasors") do hereby fully release, remise, acquit and forever discharge Mr. Tomasz, his agents, servants, attorneys, and personal representatives, and all of their respective heirs, personal representatives, predecessors, successors and assigns (collectively, the "Tomasz Releasees") of and from any and all claims, demands, rights, causes or causes of action, manners of action, suits, debts, sums of money, accounts, bills, covenants, undertakings, damages, executions, judgments, costs and expenses, whatsoever, whether known or unknown, matured, unmatured or contingent, potential or direct, at law or in equity, whether arising by statute, common law or otherwise, from the beginning of time to the Effective Date set forth in paragraph 10, that the FR Releasors had, may now have or may have in the future, (collectively, the "FR Released Claims") including without limitation any such claims (i) arising out of or relating to the Employment Agreement; (ii) arising out of or relating to Mr. Tomasz's employment and/or separation from FR and its affiliates and subsidiaries; and/or (iii) arising out of or relating to any other thing or matter whatsoever; provided, however, that notwithstanding the foregoing, it is agreed and understood that nothing contained in this subparagraph (b) shall release any of the Tomasz Releasees from, and the FR Released Claims do not include, (x) any claim, undertaking, duty, obligation or liability under this Separation Agreement, (y) any claim, undertaking, duty, obligation or liability under any documents executed and delivered under or in connection with this Separation Agreement and/or (z) any acts of criminal wrongdoing or fraud by Mr. Tomasz in connection with his employment at or relationship with FR and its affiliates and subsidiaries.

12. This Separation Agreement is intended to and does supersede and replace any and all rights, obligations and claims of the parties under the Employment Agreement, or otherwise, with respect to Mr. Tomasz's employment and his separation from employment, except with respect to continuing rights of FR and obligations of Mr. Tomasz herein specifically reserved.

13. This Separation Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns.

14. This Separation Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, except with respect to continuing rights of FR and obligations of Mr. Tomasz herein specifically reserved. This Separation Agreement may not be amended or modified except by a written agreement signed by Mr. Tomasz and FR. Only the Chairman of the Board or the President and Chief Executive Officer of FR may execute any such amendment or modification on behalf of FR.

15. This Separation Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to the law regarding conflicts of law.

16. All notices given pursuant to this Separation Agreement shall be given in writing and shall be deemed given when received. Notices may be personally delivered, or delivered by overnight courier service or by facsimile. Notices to FR shall be addressed to the principal headquarters of FR (Facsimile No. (312) 344-4325), to the joint attention of the Chairman and the Chief Executive Officer, with a copy to FR's counsel, Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606 (Facsimile No.
         (312) 984-3150), Attention: Dennis A. Ferrazzano. Notices to Mr. Tomasz shall be sent to the address set forth below Mr. Tomasz's signature on this Separation Agreement, with a copy to his counsel, Goldberg Kohn Bell Black Rosenbloom & Moritz, 55 East Monroe Street, Suite 3700, Chicago, Illinois 60606 (Facsimile No. (312) 332-2196), Attention:
         Dennis B. Black. Any party may change its notice address by notice given as above provided to the other party.



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17.      This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the day and year first above written.

                                            FIRST INDUSTRIAL REALTY TRUST, INC.,
                                            a Maryland corporation



                                            By:  /s/ MICHAEL W. BRENNAN
                                               ---------------------------------
                                                  Michael W. Brennan,
                                                  Chief Operating Officer




                                            /s/ MICHAEL T. TOMASZ
                                            ------------------------------------
                                            MICHAEL T. TOMASZ
                                            2236 North Burling
                                            Chicago, Illinois 60614
                                            Facsimile No. (773) 665-9294




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                                    EXHIBIT A

            FIRST INDUSTRIAL - SUMMARY OF POSITIONS - MICHAEL TOMASZ

  ---------------------------------------------------------------------------------------------------
  ENTITY NAME                                                                       POSITION
  ---------------------------------------------------------------------------------------------------
  First Industrial Realty Trust, Inc. [Sole general partner of First Industrial,    CEO, President
  L.P.]                                                                             and Director

  ---------------------------------------------------------------------------------------------------
  First Industrial Securities Corporation [sole general Partner of First            CEO, President
  Industrial Securities, L.P.]                                                      and Director

  ---------------------------------------------------------------------------------------------------
  First Industrial Pennsylvania Corporation [sole general partner of First          CEO,
  Industrial Pennsylvania, L.P.]                                                    President
                                                                                    and sole Director

  ---------------------------------------------------------------------------------------------------
  First Industrial Harrisburg Corporation [sole general partner of First            CEO, President
  Industrial Harrisburg, L.P.]                                                      and sole Director

  ---------------------------------------------------------------------------------------------------
  First Industrial Finance Corporation [sole general partner of First Industrial    CEO,
  Financing Partnership, L.P.]                                                      President
                                                                                    and Director

  ---------------------------------------------------------------------------------------------------
  First Industrial Mortgage Corporation [sole general partner of First Industrial   CEO
  Mortgage Partnership, L.P.]                                                       President
                                                                                    and Director

  ---------------------------------------------------------------------------------------------------
  FI Development Services Corporation [sole general partner of First Industrial     Director
  Development Services, L.P.]

  ---------------------------------------------------------------------------------------------------
  First Industrial Indianapolis Corporation [sole general partner of First          CEO, President
  Industrial Indianapolis, L.P.]

  ---------------------------------------------------------------------------------------------------
  First Industrial Management Corporation                                           CEO and
                                                                                     sole Director

  ---------------------------------------------------------------------------------------------------
  FR Acquisitions, Inc.                                                             CEO, President
                                                                                    and sole Director

  ---------------------------------------------------------------------------------------------------
  FR Development Services, Inc.                                                     Director

  ---------------------------------------------------------------------------------------------------
  First Industrial Florida Finance Corporation                                      CEO, President
                                                                                    and Director

  ---------------------------------------------------------------------------------------------------
  First Industrial Enterprises of Michigan

  ---------------------------------------------------------------------------------------------------


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                                    EXHIBIT B

                                  PRESS RELEASE



               FIRST INDUSTRIAL NAMES MICHAEL W. BRENNAN PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER



CHICAGO, November 11, 1998 - First Industrial Realty Trust, Inc. (NYSE:FR) has announced that Michael T. Tomasz, 56, has resigned as the Company's President and Chief Executive Officer and as a Director to pursue other personal and business interests. Effective immediately, the Board of Directors has appointed Michael W. Brennan, 41, as President and Chief Executive Officer.

Brennan, a co-founder and Director of First Industrial, previously served as Chief Operating Officer. Before co-founding First Industrial, Brennan served as a president and executive officer in two of the Company's predecessors. Brennan has 19 years of experience in industrial real estate operations, investment and management.

Tomasz commented, "To achieve First Industrial's next level of success, I believe this is a well-timed opportunity for me to step down and usher in a new era of leadership. Mike Brennan as both COO of the Company and my close partner for 12 years, has proven himself dynamic, dedicated and resourceful. He will do an excellent job managing the organization, which is primed to build upon and operate its national franchise. I have every confidence that Mike, in his expanded role, will further promote First Industrial's operational excellence."

Brennan said, "Mike Tomasz has built First Industrial from its inception in 1994 to a national, $2.7 billion corporation. I would like to thank him for his vision to establish First Industrial as the country's premier owner and operator of industrial real estate. He has graciously agreed to be available to consult with the Company during this transition period. I am very pleased to be able to serve in this more extensive capacity and continue this vision."

First Industrial Realty Trust, Inc. is a fully integrated, self-advised real estate company that owns and operates 70 million square feet of industrial real estate in the U.S. The Company's strategy is to create shareholder value through the operation of its national franchise, focusing on superior localized customer service, operational efficiencies, low-risk developments, and strategic and opportunity-driven acquisitions.



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